BLUEGREEN VACATIONS

REPORTS FINANCIAL RESULTS FOR THIRD QUARTER 2023

BOCA RATON, Florida – November 7, 2023 – Bluegreen Vacations Holding Corporation (NYSE: BVH) (OTCQX: BVHBB) (the “Company" or “Bluegreen”) reported today its financial results for the quarter ended September 30, 2023.

Key Highlights as of and for the Quarter Ended September 30, 2023:

•	Net income attributable to shareholders decreased 10% to $20.7 million from $23.0 million in the prior year quarter.
•	Diluted Earnings Per Share (“EPS”) increased 5% to $1.25 from $1.19 in the prior year quarter.
•	Total revenue increased 7% to $267.9 million from $250.8 million in the prior year quarter.
•	System-wide sales of vacation ownership interests (“VOIs”) increased 4% to $216.1 million from $206.9 million in the prior year quarter. (1)
•	Number of guest tours were 69,524 compared to 69,490 in the prior year quarter.
•	Vacation packages sold increased 13% to 45,919 compared to 40,595 in the prior year quarter.
•	Vacation packages outstanding of 162,532 as of September 30, 2023, compared to 165,240 as of December 31, 2022 and 169,950 outstanding as of September 30, 2022.
•	Adjusted EBITDA attributable to shareholders increased 2% to $42.6 million from $41.9 million in the prior year quarter. (2)

Key Highlights as of and for the Nine Months Ended September 30, 2023:

•	Net income attributable to shareholders decreased 5% to $54.1 million from $56.7 million in the prior year period.
•	Diluted EPS increased 18% to $3.31 from $2.81 in the prior year period.
•	Total revenue increased 10% to $747.6 million from $681.5 million in the prior year period.
•	System-wide sales of VOIs increased 5% to $583.7 million from $556.9 million in the prior year period.(1)
•	Number of guest tours increased 2% to 188,207 from 184,816 in the prior year period.
•	Vacation packages sold increased 9% to 133,813 compared to 122,980 in the prior year period.
•	Adjusted EBITDA attributable to shareholders increased 5% to $113.4 million from $107.6 million in the prior year period.(2)
•

Free cash flow was an outflow of $73.9 million in the nine months ended September 30, 2023, compared to an inflow of $59.3 million for the nine months ended September 30, 2022, primarily as a result of the acquisition and development of real estate, an increase in VOI notes receivable originations and timing of changes in working capital.(3)

(1)	See appendix for reconciliation of system-wides sales of VOIs to gross sales of VOIs for each respective period.
(2)	See appendix for reconciliation of Adjusted EBITDA attributable to shareholders to net income attributable to shareholders for each respective period.
(3)	See appendix for reconciliation of free cash flow to net cash provided by operating activities.

Financial Results

(dollars in millions, except per guest and per transaction amounts)

	Three Months Ended September 30,		Q3 2023 vs Q3 2022	Nine Months Ended September 30,		YTD 2023 vs YTD 2022
	2023	2022	% Change	2023	2022	% Change

Total revenue	$267.9	$250.8	7%	$747.6	$681.5	10%
Income before non-controlling interest and provision for income taxes	$33.3	$36.2	(8)%	$87.7	$89.6	(2)%
Adjusted EBITDA Attributable to shareholders (1)	$42.6	$41.9	2%	$113.4	$107.6	5%

(1)	See Appendix for reconciliation of Bluegreen’s Adjusted EBITDA Attributable to shareholders to Net Income Attributable to shareholders.

Adjusted EBITDA Attributable to Shareholders was $42.6 million for the quarter ended September 30, 2023, including $47.0 million generated by the Sales of VOIs and Financing Segment and $22.6 million produced by the Resort Operations and Club Management segment, partially offset by $22.2 million of corporate overhead and other expenses and $4.9 million of Adjusted EBITDA attributable to a third-party non-controlling interest in Bluegreen/Big Cedar Vacations LLC.  Please see the discussion of Segment Results below for further information.

Adjusted EBITDA Attributable to Shareholders was $113.4 million for the nine months ended September 30, 2023, including $123.1 million generated by the Sales of VOIs and Financing Segment and $68.4 million produced by the Resort Operations and Club Management segment, partially offset by $64.6 million of corporate overhead and other expenses and $13.4 million of Adjusted EBITDA attributable to a third-party non-controlling interest in Bluegreen/Big Cedar Vacations LLC.  Please see the discussion of Segment Results below for further information.

Sales of VOIs and Financing Segment

(dollars in millions, except per guest and per transaction amounts)

	Three Months Ended September 30,		Q3 2023 vs Q3 2022	Nine Months Ended September 30,		YTD 2023 vs YTD 2022
	2023	2022	% Change	2023	2023	% Change

System-wide sales of VOIs	$216.1	$206.9	4%	$583.7	$556.9	5%
Segment adjusted EBITDA	$47.0	$44.0	7%	$123.1	$117.1	5%
Financing revenue, net of financing expense	$22.2	$20.7	7%	$64.8	$58.7	10%

Key Data Regarding Bluegreen’s System-wide sales of VOIs

	Three Months Ended September 30,		Q3 2023 vs Q3 2022		Nine Months Ended September 30,		YTD 2023 vs YTD 2022
	2023	2022	% Change		2023	2022	% Change

System-wide sales of VOIs	$216.1	$206.9	4%		$583.7	$556.9	5%
Number of total guest tours	69,524	69,490	—%		188,207	184,816	2%
Average sales price per transaction	$22,077	$20,771	6%		$21,814	$20,545	6%
Sales to tour conversion ratio	14%	15%	(100)	bp	14%	15%	(100)	bp
Sales volume per guest ("VPG")	$3,131	$3,005	4%		$3,115	$3,036	3%
Selling and marketing expenses, as a % of system-wide sales of VOIs	54%	56%	(200)	bp	54%	56%	(200)	bp
Provision for loan losses	17%	17%	—	bp	17%	16%	100	bp
Cost of VOIs sold	13%	10%	300	bp	12%	11%	100	bp

System-wide sales of VOIs increased 4% to $216.1 million during the three months ended September 30, 2023 from $206.9 million for the three months ended September 30, 2022.  Sales volume per guest, or VPG, increased 4% in the 2023 third quarter compared to the 2022 third quarter, while the number of guest tours was approximately the same between the quarters.  The VPG performance in the third quarter of 2023 was the result of our focus on increasing the proportion of tours by owners and higher VPGs for both existing owners and new customers.  The increase in VPG overall reflects a 6% increase in average sales price per transaction, partially offset by a  100 basis-point decrease in the sale-to-tour conversion rate as Bluegreen continued to focus on larger transaction sizes.

System-wide sales of VOIs increased 5% to $583.7 million during the nine months ended September 30, 2023 from $556.9 million for the nine months ended September 30, 2022.  The number of guest tours was 2% higher, while VPG increased 3% in the nine months ended September 30, 2023, as compared to the nine months ended September 30, 2022.  The VPG performance in the nine months ended September 30, 2023 was also a result of our focus on increasing the proportion of tours by owners and higher VPGs for both existing owners and new customers.  This increase in VPG overall reflects a 6% increase in average sales price per transaction, partially offset by a 100 basis-point decrease in the sale-to-tour conversion rate.

Fee-based Sales Commission Revenue

VOI sales of third-party inventory, for which we earn a commission, represented 11% of System-wide Sales of VOIs during both the three and nine months ended September 30, 2023. Fee-based sales commission revenue on such sales was $15.7 million and $41.3 million during the three and nine months ended September 30, 2023, respectively, which represented a commission rate of approximately 66% during both periods.

VOI sales of third-party inventory, for which we earn a commission, are expected to be between 8% and 12% of system-wide sales of VOIs for the fourth quarter of 2023.

Provision for Loan Losses

The provision for loan losses as a percentage of gross sales of VOIs was approximately 17% during both the third quarter of 2023 and the third quarter of 2022. The provision for loan losses as a percentage of gross sales of VOIs was approximately 17% during the nine months ended September 30, 2023, and 16% during the nine months ended September 30, 2022. The increase in the provision for loan losses as a percentage of gross sales of VOIs during the nine months ended September 2023 as compared to the comparable prior year period is primarily a result of a higher proportion of VOI sales that were financed by us, as we actively seek to grow our VOI notes receivable portfolio to generate additional interest income.

The provision for loan losses is expected to be between 16% and 18% of gross sales of VOIs for the fourth quarter of 2023.

Cost of VOIs Sold

Cost of VOIs sold represented 13% and 10% of sales of VOIs in the third quarters of 2023 and 2022, respectively, and 12% and 11% of sales of VOIs during the nine months ended September 30, 2023 and 2022, respectively. Cost of VOIs sold as a percentage of sales of VOIs was higher for the three and nine months ended September 30, 2023 as compared to the three and nine months ended September 30, 2022 primarily due to the relative mix of inventory being sold, partially offset by the timing of secondary market purchases and the timing of the reinstatement of certain equity trade programs in 2022.

Cost of VOIs sold is expected to be between 11% and 13% of sales of VOIs for the fourth quarter of 2023.

Net Carrying Cost of Inventory

The net carrying cost of inventory decreased 39% to $3.0 million in the third quarter of 2023 from $4.9 million in the third quarter of 2022.  The net carrying cost of inventory decreased 2% to $12.7 million for the nine months ended September 30, 2023, from $13.0 million for the nine months ended September 30, 2022.  The decrease in net carrying cost of inventory reflects lower maintenance fees paid by Bluegreen and higher marketing use of inventory, partially offset by higher developer subsidies paid by Bluegreen, lower rental revenue and lower sampler revenue.  Recent and planned acquisitions of VOI inventory are expected to increase developer subsidies in the near future.

Selling and Marketing Expenses

	Three Months Ended September 30,		Q3 2023 vs Q3 2022		Nine Months Ended September 30,		YTD 2023 vs YTD 2022
	2023	2022	% Change		2023	2023	% Change

Selling and marketing expenses, as a % of system-wide sales of VOIs	54%	56%	(200)	bp	54%	56%	(200)	bp
Percentage of sales of VOIs to new customers	45%	48%	(300)	bp	43%	46%	(300)	bp
Number of Bass Pro and Cabela's marketing locations (1)	130	128	2%		130	128	2%
Number of total guest tours	69,524	69,490	—%		188,207	184,816	2%
Number of vacation packages sold	45,919	40,595	13%		133,813	122,980	9%
Number of vacation packages outstanding, end of the period (2)	162,532	169,950	(4)%		162,532	169,950	(4)%

(1)	As of January 1, 2023, 23 of our Cabela’s marketing locations were converted to unmanned, virtual kiosks, 4 of which were restaffed during the nine months ended September 30, 2023.

(2)	Excludes vacation packages sold to customers more than one year prior to the period presented and vacation packages sold to customers who had already toured and purchased VOIs.

Selling and marketing expenses decreased 1% to $115.8 million in the third quarter of 2023 compared to $116.5 million in the third quarter of 2022, despite the 4% increase in system-wide sales during the 2023 quarter compared to the 2022 quarter.   As a percentage of system-wide sales, selling and marketing expenses decreased to 54% in the third quarter of 2023 compared to 56% in the third quarter of 2022.  The decrease in selling and marketing expenses as a percentage of system-wide sales was driven by decreases in our marketing costs and sales commissions expense and a higher proportion of sales to existing owners, which are generally more profitable than sales to new customers.  Sales to existing owners increased to 55% of system-wide sales in the third quarter of 2023 from 52% in the third quarter of 2022.

Selling and marketing expenses increased 1% to $314.9 million for the nine months ended September 30, 2023, compared to $312.9 million for the nine months ended September 30, 2022, primarily driven by the 5% increase in system-wide sales during the 2023 period compared to the 2022 period.   As a percentage of system-wide sales, selling and marketing expenses decreased to 54% for the nine months ended September 30, 2023, compared to 56% for the nine months ended September 30, 2022.  The decrease in selling and marketing expenses as a percentage of system-wide sales was driven by decreases in our marketing cost and sales commissions expense, both as a percentage of system-wide sales.  Sales to existing owners, which are generally more profitable than sales to new customers, increased to 57% of system-wide sales for the nine months ended September 30, 2023, from 54% for the nine months ended September 30, 2022.

Marketing expense decreased during the 2023 periods as a result of the previously disclosed transition of kiosks at certain Cabela’s stores to an unmanned, virtual format and exited certain kiosks at malls as of January 1, 2023.  The operation of fewer locations lowered overall costs and allowed Bluegreen to focus on higher producing locations.  As a result, even with fewer locations, Bluegreen increased the number of vacation packages sold in the third quarter and the first nine months of 2023 by 13% and 9%, respectively, over the prior periods. The active pipeline of vacation packages decreased to 162,532 at September 30, 2023 from 169,950 at September 30, 2022 based on vacation packages used or expired, net of new vacation package sales. During the second, third and fourth quarters of 2022, Bluegreen reorganized its retail marketing operations, which reduced temporarily reduced its package sales and hence its pipeline of vacation packages.  While there is no assurance that this will continue to be the case, historically, approximately 40%-42% of vacation packages resulted in guest tours at one of Bluegreen’s resorts with a sales center within twelve months of purchase. In addition to this active pipeline, Bluegreen also has a pipeline of approximately 17,270 vacation packages held by customers who already toured and purchased a VOI who have indicated they would tour again.

Selling and marketing expenses are expected to be between 50% and 53% as a percentage of system-wide sales for the fourth quarter of 2023.

General & Administrative Expenses from Sales & Marketing Operations

General and administrative expenses representing expenses directly attributable to sales and marketing operations increased 8% to $14.5 million during the third quarter of 2023 from $13.4 million during the third quarter of 2022 and increased 10% to $41.0 million during the nine months ended September 30, 2023 from $37.4 million during the nine months ended September 30, 2022.  As a percentage of system-wide sales of VOIs, general and administrative expenses attributable to sales and marketing operations were 7% and 6% during the third quarter of 2023 and 2022, respectively, and 7% during each of the nine months ended September 30, 2023 and 2022.

General and administrative expenses representing expenses directly attributable to sales and marketing operations  (including sales leadership,  support and regional offices) are expected to be between 6% and 8% of system-wide sales for the fourth quarter of 2023.

Financing Revenue and Financing Expense

Interest income on VOI notes receivable increased 23% to $31.4 million in the third quarter of 2023 compared to $25.5 million in the third quarter of 2022.  Interest income on VOI notes receivable increased 25% to $88.6 million for the nine months ended September 30, 2023, compared to $71.0 million for the nine months ended September 30, 2022. The increase in interest income on VOI notes receivable reflects a higher balance of VOI notes receivable due to continued VOI sales growth and our efforts to increase the amount of VOI sales that we finance.

Interest expense on receivable-backed notes payable increased 92% to $9.2 million in the third quarter of 2023 compared to $4.8 million in the third quarter of 2022.   Interest expense on receivable-backed notes payable increased 93% to $23.8 million for the nine months ended September 30, 2023, compared to $12.3 million for the nine months ended September 30, 2022. The increase in interest expense on receivable-backed notes payable reflect higher outstanding receivable-backed notes payable and an increased weighted-average cost of borrowing, associated with increases in interest rates.  As of September 30, 2023, receivable-backed notes payable was $575.1 million and the average interest rate on such borrowings was 6.1% compared to $370.1 million and 4.3% as of September 30, 2022.

Resort Operations and Club Management Segment

(dollars in millions)

	Three Months Ended September 30,		Q3 2023 vs Q3 2022	Nine Months Ended September 30,		YTD 2023 vs YTD 2022
	2023	2022	% Change	2023	2022	% Change

Resort operations and club management revenue	$55.6	$51.6	8%	$166.3	$143.3	16%
Segment adjusted EBITDA	$22.6	$21.9	3%	$68.4	$63.4	8%
Managed Club Resorts and Club Associate Resorts	53	50	6%	53	50	6%

The increases in Resort operations and club management revenue and Adjusted EBITDA in the three and nine months ended September 30, 2023 compared to the comparable prior year periods, primarily reflect an increase in management fees,  higher reimbursed HOA resort operating costs and three additional resort management contracts.

Corporate Overhead, Administrative Expenses, Interest Expense and Other

Corporate General and Administrative Expenses

Corporate general and administrative expenses increased 14% to $25.5 million during the third quarter of 2023 from $22.3 million during the third quarter of 2022.  Corporate general and administrative expenses increased 11% to $77.9 million during the nine months ended September 30, 2023, from $69.9 million during the nine months ended September 30, 2022.  The increases in expenses during the 2023 periods as compared to the 2022 periods were primarily associated with higher compensation, legal fees, and medical and other insurance costs.

Interest Expense

Interest expense not related to receivable-backed debt was $10.2 million and $6.1 million during the third quarters of 2023 and 2022, respectively, and $29.9 million and $16.7 million during the nine months ended September 30, 2023 and 2022, respectively.  These increases were primarily due to an increase in outstanding debt and a higher weighted-average cost of borrowing due to increased interest rates in the 2023 periods.

Announced Merger Agreement with Hilton Grand Vacations

On November 5, 2023, the Company entered into a merger agreement with Hilton Grand Vacations Inc. (“HGV”), pursuant to which HGV agreed to acquire the Company in an all-cash transaction. Subject to the terms and conditions of the merger agreement, upon the consummation of the transaction, HGV will acquire all of the shares of Bluegreen for $75.00 per share, representing a total enterprise value of approximately $1.5 billion, inclusive of net debt.  As of September 30, 2023, approximately $0.5 million of transaction costs have been incurred related to the transaction and are included in Corporate General and Administrative Expenses.   Closing of the transaction is subject to the approval of the Company’s stockholders and other customary closing conditions, including regulatory approvals. Subject to the satisfaction of the closing conditions, the transaction is expected to close during the first half of 2024.

Additional Information

For more complete and detailed information regarding the Company and its financial results, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, which was filed with the SEC on March 13, 2023, and its Quarterly Report on Form 10- Q for the three months ended September 30, 2023, which is expected to be filed with the SEC on or about November 6, 2023, and will be available on the SEC's website, https://www.sec.gov, and on the Company’s website, www.BVHCorp.com.

Non-GAAP Financial Measures

The Company refers to certain non-GAAP financial measures in this press release, including EBITDA, Adjusted EBITDA, System-wide Sales of VOIs, and Free Cash Flow. Please see the supplemental tables herein for how these terms are defined and for reconciliations of such measures to the most comparable GAAP financial measures.

About Bluegreen Vacations:

Bluegreen Vacations Holding Corporation (NYSE: BVH; OTCQX: BVHBB) is a leading vacation ownership company that markets and sells vacation ownership interests and manages resorts in popular leisure and urban destinations.  The Bluegreen Vacation Club is a flexible, points-based, deeded vacation ownership plan with 73 Club and Club Associate Resorts and access to nearly 11,600 other hotels and resorts through partnerships and exchange networks.

For further information, please visit us at:

Bluegreen Vacations Holding Corporation: www.BVHCorp.com

Bluegreen Vacations Holding Corporation Contact Info

Sharon Stennett

954-399-7193

Email: IR@BVHcorp.com

Forward Looking Statements

Certain statements in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, are forward-looking statements.  Forward-looking statements are based on current expectations of management and can be identified by the use of words such as “believe”, “may”, “could”, “should”, “plans”, “anticipates”, “intends”, “estimates”, “expects”, and other words and phrases of similar import.  Forward-looking statements involve risks, uncertainties, and other factors, many of which are beyond our control, that may cause actual results or performance to differ from those set forth or implied in the forward-looking statements. These risks and uncertainties include, without limitation, the risk that the Company is a holding company and, accordingly, will be largely dependent on dividends from Bluegreen to fund its expenses and obligations in future periods, and Bluegreen’s ability to pay dividends will depend on its results and may be limited by the terms of Bluegreen’s indebtedness; risks relating to Bluegreen’s business, operations, financial results, business strategy and prospects; risks related to general economic conditions, including increasing interest rates, inflationary trends, a potential recession and supply chain issues, and our ability to successfully navigate any adverse condition; risk that the level of cash may not be adequate in the event of a deep and/or prolonged downturn, competitive conditions; labor market conditions, including costs and shortages of labor, and its impact on Bluegreen’s operations and sales; risks related to changes made to our vacation package programs and their impact on sales, including that the goal of improving the efficiency of Bluegreen’s marketing expenditures may not result in the benefits anticipated; risks related to our investments in sales and marketing efforts and infrastructure, including their impact on our cash flow and the risk that they may not result in the benefits anticipated; risks related to resort acquisitions and our pursuit of acquisition and development opportunities, including that acquired resorts may not open when planned, the costs and risks of development and renovation activities, including potential construction delays and environmental issues may be greater than anticipated, that we may not be successful in identifying or consummating acquisition or development opportunities in the future, and that acquired or developed resorts may not be successfully operated or result in the benefits anticipated; risks relating to our liquidity and the availability of capital;, that the Company may not realize the benefits of its securitizations to the extent anticipated or at all, and that the Company’s receivable loan portfolio won’t perform as anticipated; the risk that our allowance for loan losses may not be adequate and, accordingly, may need to be increased in the future, the risk that Bluegreen’s default rates will increase and exceed expectations; risks related to Bluegreen’s efforts to address the actions of timeshare exit firms and the increase in default rates associated therewith are not successful, or otherwise; risks related to our indebtedness, including the potential for accelerated maturities and debt covenant violations; the impact of public health and general economic conditions, including inflation, on Bluegreen’s consumers, including their income and level of  discretionary spending, and on consumer traffic at retail locations; the risk that our core strategy of primarily offering a ‘drive-to’ network of resorts will not continue to serve as a growth driver; the risk that resort operations and club management segment may not continue to produce recurring EBITDA and free cash flow; risks that Bluegreen’s current or future marketing alliances and arrangements, including its marketing arrangements with Bass Pro, NASCAR and the Choice Hotels program, may not be renewed and will expire pursuant to their terms and may not be profitable; the risk that vacation package sales, including those in the pipeline, may not convert to tours and/or VOI sales at anticipated or historical rates; the risk that resort occupancies may not continue at current or historical levels or meet expectations; our ability to successfully implement strategic plans and initiatives, generate earnings and long-term growth may not result in increased sales, revenues or efficiencies, or otherwise be successful; risks that construction defects, structural failures or natural disasters at or in proximity to Bluegreen’s resort; risks related to expansion of the resort network in existing and to new locations, including that such expansion may not be successful and may increase the Company’s debt and decrease the Company’s free cash flow; risks related to the mix of sales to new customers and existing owners, including that the level of sales to new customers may not be maintained, or support net owner growth in the future; risks regarding the amount of shares, if any, which may be repurchased by the Company in the future, the benefits to the Company, if any, of repurchasing shares, the timing of any share repurchases, and the availability of funds for the repurchase of shares; the risk that quarterly dividend payments may not be declared at the current level in the future, on a regular basis as anticipated, or at all; and the additional risks and uncertainties described in the Company's filings with the SEC, including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 (including the “Risk Factors” section thereof), which was filed on March 13, 2023, and the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2023, which is expected to be filed on November 6, 2023. The Company cautions that the foregoing factors are not exclusive. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. The Company does not undertake, and specifically disclaims any obligation, to update or supplement any forward-looking statements. In addition, past performance may not be indicative of future results.

 BLUEGREEN VACATIONS HOLDING CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	September 30,	December 31,
	2023	2022
ASSETS
Cash and cash equivalents	$134,881	$175,683
Restricted cash ($25,845 and $19,461 in VIEs at September 30, 2023
and December 31, 2022, respectively)	55,304	50,845
Notes receivable	908,612	763,801
Less: Allowance for loan losses	(232,360)	(211,311)
Notes receivable, net ($439,783 and $354,403 in VIEs
at September 30, 2023 and December 31, 2022, respectively)	676,252	552,490
Vacation ownership interest ("VOI") inventory	449,889	389,864
Property and equipment, net	88,496	85,915
Intangible assets	61,293	61,293
Operating lease assets	20,401	22,963
Prepaid expenses	17,717	23,833
Other assets	35,699	35,499
Total assets	$1,539,932	$1,398,385

LIABILITIES AND EQUITY
Liabilities
Accounts payable	$25,797	$21,389
Deferred income	18,877	15,675
Accrued liabilities and other	122,451	110,048
Receivable-backed notes payable - recourse	14,633	20,841
Receivable-backed notes payable - non-recourse (in VIEs)	560,491	440,781
Note payable to BBX Capital, Inc.	35,000	50,000
Note payable and other borrowings	169,164	218,738
Junior subordinated debentures	136,892	136,011
Operating lease liabilities	24,891	27,716
Deferred income taxes	125,991	113,193
Total liabilities	1,234,187	1,154,392
Commitments and Contingencies - See Note 9
Equity
Preferred stock of $0.01 par value; authorized 10,000,000 shares	—	—
Class A Common Stock of $0.01 par value; authorized 30,000,000 shares;
issued and outstanding 12,204,198 in 2023 and 12,165,825 in 2022	122	122
Class B Common Stock of $0.01 par value; authorized 4,000,000 shares;
issued and outstanding 3,664,117 in 2023 and 2022	37	37
Additional paid-in capital	51,443	46,821
Accumulated earnings	168,526	124,680
Total Bluegreen Vacations Holding Corporation equity	220,128	171,660
Non-controlling interest	85,617	72,333
Total equity	305,745	243,993
Total liabilities and equity	$1,539,932	$1,398,385

BLUEGREEN VACATIONS HOLDING CORPORATION

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(In thousands, except share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Revenue:
Gross sales of VOIs	$192,213	$185,902	$520,758	$472,295
Provision for loan losses	(32,880)	(30,684)	(87,451)	(73,789)
Sales of VOIs	159,333	155,218	433,307	398,506
Fee-based sales commission revenue	15,694	14,241	41,266	57,174
Other fee-based services revenue	36,642	34,559	105,987	98,553
Cost reimbursements	23,292	20,719	70,960	54,950
Interest income	32,976	25,803	92,762	71,506
Other income, net	—	296	3,278	774
Total revenues	267,937	250,836	747,560	681,463
Costs and Expenses:
Cost of VOIs sold	20,184	14,805	52,902	44,868
Cost of other fee-based services	15,022	15,377	46,269	41,732
Cost reimbursements	23,292	20,719	70,961	54,951
Interest expense	19,458	10,822	53,670	28,935
Selling, general and administrative expenses	156,581	152,881	436,067	421,339
Other expense, net	63	—	—	—
Total costs and expenses	234,600	214,604	659,869	591,825
Income before income taxes	33,337	36,232	87,691	89,638
Provision for income taxes	(7,840)	(8,586)	(20,338)	(20,948)
Net income	25,497	27,646	67,353	68,690
Less: Income attributable to noncontrolling interest	4,840	4,682	13,284	11,954
Net income attributable to shareholders	$20,657	$22,964	$54,069	$56,736

Comprehensive income attributable to shareholders	$20,657	$22,964	$54,069	$56,736

Basic earnings per share (1)	$1.30	$1.20	$3.41	$2.83
Diluted earnings per share (1)	$1.25	$1.19	$3.31	$2.81
Basic weighted average number of common shares outstanding	15,869	19,101	15,865	20,029
Diluted weighted average number of common and common equivalent shares outstanding	16,479	19,232	16,353	20,191
Cash dividend declared per Class A and B common share	$0.20	$0.15	$0.60	$0.30

(1)	Basic and diluted EPS are calculated the same for both Class A and B common shares.

BLUEGREEN VACATIONS HOLDING CORPORATION

ADJUSTED EBITDA ATTRIBUTABLE TO SHAREHOLDERS RECONCILIATION

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
(in thousands)
Net income attributable to shareholders	$20,657	$22,964	$54,069	$56,736
Net income attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations	4,840	4,682	13,284	11,954
Net Income	25,497	27,646	67,353	68,690
Add: Depreciation and amortization	3,835	3,766	11,674	11,538
Less: Interest income (other than interest earned on
VOI notes receivable)	(1,569)	(298)	(4,119)	(491)
Add: Interest expense - corporate and other	10,245	6,053	29,854	16,656
Add: Provision for income taxes	7,840	8,586	20,338	20,948
EBITDA	45,848	45,753	125,100	117,341
Add: Share-based compensation expense	1,596	836	4,631	2,398
Sale of vacant land and other assets	5	7	(2,923)	(32)
Adjusted EBITDA	47,449	46,596	126,808	119,707
Adjusted EBITDA attributable to the non-controlling interest	(4,889)	(4,746)	(13,449)	(12,131)
Adjusted EBITDA attributable to shareholders	$42,560	$41,850	$113,359	$107,576

The Company defines EBITDA as earnings, or net income, before taking into account income tax, interest income (excluding interest earned on VOI notes receivable), interest expense (excluding interest expense incurred on debt secured by VOI notes receivable), and depreciation and amortization. The Company defines Adjusted EBITDA as EBITDA, adjusted to exclude amounts of loss (gain) on assets held for sale, share-based compensation expense, and items that the Company believes are not representative of ongoing operating results. Adjusted EBITDA Attributable to Shareholders is Adjusted EBITDA excluding amounts attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations (in which Bluegreen owns a 51% interest). For purposes of the calculation of EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders, no adjustments were made for interest income earned on VOI notes receivable or the interest expense incurred on debt that is secured by such notes receivable because they are both considered to be part of the ordinary operations of the Company’s business.

The Company considers EBITDA, Adjusted EBITDA, and Adjusted EBITDA Attributable to Shareholders to be indicators of operating performance, and they are used by the Company to measure its ability to service debt, fund capital expenditures and expand its business. EBITDA and Adjusted EBITDA are also used by companies, lenders, investors and others because they exclude certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders also exclude depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders are not recognized terms under GAAP and should not be considered as an alternative to net income or any other measure of financial performance or liquidity, including cash flow, derived in accordance with GAAP, or to any other method or analyzing results as reported under GAAP. The limitations of using EBITDA, Adjusted EBITDA or Adjusted EBITDA Attributable to Shareholders as an analytical tool include, without limitation, that EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders do not reflect (i) changes in, or cash requirements for, working capital needs; (ii) interest expense, or the cash requirements necessary to service interest or principal payments on indebtedness (other than as noted above); (iii) tax expense or the cash requirements to pay taxes; (iv) historical cash expenditures or future requirements for capital expenditures or contractual commitments; or (v) the effect on earnings or changes resulting from matters that the Company does not believe to be indicative of future operations or performance. Further, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often have to be replaced in the future, and EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders do not reflect any cash that may be required for such replacements. In addition, the Company’s definition of Adjusted EBITDA or Adjusted EBITDA Attributable to Shareholders may not be comparable to definitions of Adjusted EBITDA, Adjusted EBITDA Attributable to Shareholders or other similarly titled measures used by other companies.

BLUEGREEN VACATIONS HOLDING CORPORATION

SYSTEM-WIDE SALES OF VOIs RECONCILIATION (1)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands)	2023	2022	2023	2022
Gross sales of VOIs	$192,213	$185,902	$520,758	$472,295
Add: Fee-Based VOI sales	23,875	20,949	62,985	84,645
System-wide sales of VOIs	$216,088	$206,851	$583,743	$556,940

(1)

System-wide Sales of VOIs is a non-GAAP measure and represents all sales of VOIs, whether owned by Bluegreen or a third party immediately prior to the sale. Sales of VOIs owned by third parties are transacted as sales of VOIs in the Bluegreen Vacation Club through the same selling and marketing process Bluegreen uses to sell its VOI inventory. The Company considers system-wide sales of VOIs to be an important operating measure because it reflects all sales of VOIs by its sales and marketing operations without regard to whether Bluegreen or a third party owned such VOI inventory at the time of sale. System-wide sales of VOIs should not be considered as an alternative to sales of VOIs or any other measure of financial performance derived in accordance with GAAP or to any other method of analyzing results as reported under GAAP.

BLUEGREEN VACATIONS HOLDING CORPORATION

FREE CASH FLOW RECONCILIATION (1)

	For the Three Months Ended September 30,
(in thousands)	2023	2022
Net cash (used in) provided by operating activities	$(60,357)	$68,734
Purchases of property and equipment	(13,513)	(9,459)
Free Cash Flow	$(73,870)	$59,275

(1)

Free cash flow is a non-GAAP measure defined as cash provided by operating activities less capital expenditures for property and equipment.  The Company focuses on the generation of free cash flow and considers free cash flow to be a useful supplemental measure of its ability to generate cash flow from operations and is a supplemental measure of liquidity.  Free cash flow should not be considered as an alternative to cash flow from operating activities as a measure of liquidity.  The Company’s computation of free cash flow may differ from the methodology used by other companies.  Investors are cautioned that items excluded from free cash flow are a significant component in understanding and assessing the Company’s financial performance.

BLUEGREEN VACATIONS HOLDING CORPORATION

SALES OF VOIs AND FINANCING SEGMENT- ADJUSTED EBITDA

	For the Three Months Ended September 30,				For the Nine Months Ended September 30,
	2023		2022		2023		2022
	Amount	% of System- wide sales of VOIs (5)	Amount	% of System- wide sales of VOIs (5)	Amount	% of System- wide sales of VOIs (5)	Amount	% of System- wide sales of VOIs (5)
(in thousands)
Bluegreen owned VOI sales (1)	$192,213	89	$185,902	90	$520,758	89	$472,295	85
Fee-Based VOI sales	23,875	11	20,949	10	62,985	11	84,645	15
System-wide sales of VOIs	216,088	100	206,851	100	583,743	100	556,940	100
Less: Fee-Based sales	(23,875)	(11)	(20,949)	(10)	(62,985)	(11)	(84,645)	(15)
Gross sales of VOIs	192,213	89	185,902	90	520,758	89	472,295	85
Provision for loan losses (2)	(32,880)	(17)	(30,684)	(17)	(87,451)	(17)	(73,789)	(16)
Sales of VOIs	159,333	74	155,218	75	433,307	74	398,506	72
Cost of VOIs sold (3)	(20,184)	(13)	(14,805)	(10)	(52,902)	(12)	(44,868)	(11)
Gross profit (3)	139,149	87	140,413	90	380,405	88	353,638	89
Fee-Based sales commission revenue (4)	15,694	66	14,241	68	41,266	66	57,174	68
Financing revenue, net of financing expense	22,194	10	20,736	10	64,827	11	58,736	11
Other expense	(744)	0	(663)	0	(2,289)	0	(1,173)	0
Other fee-based services, title operations and other, net	2,138	1	2,359	1	4,545	1	6,956	1
Net carrying cost of VOI inventory	(2,977)	(1)	(4,905)	(2)	(12,671)	(2)	(12,975)	(2)
Selling and marketing expenses	(115,765)	(54)	(116,484)	(56)	(314,885)	(54)	(312,940)	(56)
General and administrative expenses - sales and marketing	(14,523)	(7)	(13,421)	(6)	(40,978)	(7)	(37,355)	(7)
Operating profit - sales of VOIs and financing	45,166	21%	42,276	20%	120,220	21%	112,061	20%
Add: Depreciation and amortization	1,837		1,677		5,770		4,992
Sale of vacant land and other assets	3		—		(2,890)		—
Adjusted EBITDA - sales of VOIs and financing	$47,006		$43,953		$123,100		$117,053

(1)	Bluegreen owned sales represent sales of VOIs acquired or developed by Bluegreen.
(2)	Percentages for provision for loan losses are calculated as a percentage of gross sales of VOIs, which excludes Fee-Based sales (and not as a percentage of system-wide sales of VOIs).
(3)	Percentages for costs of VOIs sold and gross profit are calculated as a percentage of sales of VOIs (and not as a percentage of system-wide sales of VOIs).
(4)	Percentages for Fee-Based sales commission revenue are calculated as a percentage of Fee-Based sales (and not as a percentage of system-wide sales of VOIs).
(5)	Represents the applicable line item, calculated as a percentage of system-wide sales of VOIs unless otherwise indicated in the above footnotes.